Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

PGT, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-196048, 333–166075, 333–146719, and 333–135616) on Form S–8 of PGT, Inc. of our reports dated March 19, 2015, with respect to the consolidated balance sheet of PGT, Inc. and subsidiaries as of January 3, 2015, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for the year ended January 3, 2015, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 3, 2015, which reports appear in the January 3, 2015 annual report on Form 10–K of PGT, Inc.

PGT Inc. acquired CGI Windows and Doors Holdings, Inc. (CGI) during the year ended January 3, 2015, and management excluded from its assessment of the effectiveness of PGT, Inc.’s internal control over financial reporting as of January 3, 2015 an evaluation of the internal control over financial reporting as of January 3, 2015, CGI’s internal control over financial reporting associated with total assets of approximately $121.5 million and total revenues of approximately $13.3 million included in the consolidated financial statements of PGT, Inc. and subsidiaries as of and for the year ended January 3, 2015. Our audit of internal control over financial reporting of PGT, Inc. also excluded an evaluation of internal control over financial reporting of CGI.

/s/ KPMG LLP

Tampa, Florida

March 19, 2015

Certified Public Accountants